SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _____)
Filed by the Registrant ☑
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Common Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
INTERMOUNTAIN COMMUNITY BANCORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 12a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Intermountain Community Bancorp
231 North Third Avenue
Sandpoint, Idaho 83864
March 30, 2006
To the Shareholders of Intermountain Community Bancorp:
     We cordially invite you to attend the 2006 Annual Shareholders Meeting of Intermountain Community Bancorp to be held on Friday, April 28, 2006 at 10 a.m. at the Coeur d’Alene Resort, located at 115 S. 2nd Street, 7th Floor Boardroom, Coeur d’Alene, Idaho.
     Your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. We encourage you to promptly complete and return the enclosed proxy card; if you attend the meeting in person, you may withdraw your proxy and vote your shares.
     Further information regarding voting rights and the business to be transacted at the Annual Meeting is included in the accompanying Proxy Statement. Your continued interest in and support of Intermountain Community Bancorp is truly appreciated.

Sincerely,

Curt Hecker
President and Chief Executive Officer

INTERMOUNTAIN COMMUNITY BANCORP
231 North Third Avenue
Sandpoint, Idaho 83864
(208) 263-0505
Notice of Annual Meeting of Shareholders

TIME	10:00 a.m. on Friday, April 28, 2006

PLACE	Coeur d’Alene Resort, 115 S. 2nd Street, 7th Floor Boardroom, Coeur d’Alene, Idaho

ITEMS OF BUSINESS	(1) To elect four directors to a three-year term and one director for a one-year term.

(2) To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm for Intermountain for 2006.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on March 10, 2006.

VOTING BY PROXY	Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.
By Order of the Board

Terry L. Merwin	Curt Hecker
Corporate Secretary	President and Chief Executive Officer
This proxy statement and the accompanying proxy card are being distributed on or about
March 30, 2006

- i -

PROXY STATEMENT
Information About the Meeting
     Meeting Information. This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about March 30, 2006, for use in connection with the Annual Meeting of Shareholders of Intermountain Community Bancorp to be held on Friday, April 28, 2006.
     Solicitation of Proxies. The Board of Directors is soliciting shareholder proxies, and we will pay the associated costs. Solicitation may be made by our directors and officers and by employees of our subsidiary bank, Panhandle State Bank. In addition, we may engage an outside proxy solicitation firm to render proxy solicitation services. If we do, we will pay a fee for such services. Solicitation may be made through the mail, or by telephone, facsimile, or personal interview.
     Record Date. If you were a shareholder on March 10, 2006, you are entitled to vote at the Annual Meeting. There were approximately 6,596,428 shares of common stock outstanding on the Record Date.
     Quorum. The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks discretionary voting power to vote such shares.
Voting Requirement to Approve Matters Presented
     Election of Directors. The four nominees for election as directors at the annual meeting with three-year terms to expire in 2009 who receive the highest number of affirmative votes will be elected. The one nominee for a term to expire in 2007 upon receiving the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.
     Ratification of Accountants. The proposal to ratify Intermountain’s independent registered public accounting firm requires the affirmative vote FOR of a majority of the shares present and entitled to vote on the proposal. You may vote for, against or abstain from the ratification of the independent public accountants. Abstentions and broker non-votes will have no effect on the outcome of the votes. Shareholders of record will be entitled to one vote per share on this proposal.
     Voting of Proxies. Shares represented by properly executed proxies that are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy FOR the director nominees listed in this Proxy Statement and FOR the ratification of the independent registered public accounting firm. Any proxy given by a shareholder may be revoked before its exercise by (1) giving notice to us in writing, (2) delivering to us a subsequently dated proxy, or (3) notifying us at the annual meeting before the shareholder vote is taken.
     Voting of Proxies by Shareholders of Record and by Beneficial Owners. Approximately one-third of Intermountain shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
     Shareholders of Record. If your shares are registered directly in your name with Intermountain’s transfer agent, American Stock Transfer and Trust, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you by Intermountain through American Stock Transfer and Trust. As the shareholder of record, you have the right to grant your voting proxy directly to Intermountain or to vote in person at the annual meeting. Intermountain has enclosed a proxy card for you to use.
     Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

Voting in Person at the Annual Meeting
     Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the annual meeting.
     Beneficial Owner. Shares held in street name may be voted in person by you only if you bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date.
BUSINESS OF THE MEETING
     The matters that are being presented for consideration by our shareholders at the annual meeting are the (i) election of directors; and (ii) ratification of our independent public accountants.
Proposal No. 1 — Election of Directors
General
     Our Articles of Incorporation and Bylaws allow the Board to set the number of directors on the Board within a range of five to fifteen. The Articles also authorize the Board to fill vacancies that occur on the Board, including vacancies that are a result of increasing the number of directors. Following the resignation of Dennis Pence in December 2005, Intermountain’s Board was reduced to thirteen directors. Effective as of the annual meeting, the Board has therefore set the number of directors at thirteen. Information regarding their backgrounds and qualifications is set forth below under each of their biographical summaries.
     Directors are elected for terms of three years or until their successors are elected and qualified. Our Articles of Incorporation provide for staggered terms, with approximately one-third of the directors elected each year. Our Articles of Incorporation require that our classes of directors be of as near-equal size as possible. The resignation of Mr. Pence from the Board leaves the class of directors whose term expires in 2007 with only three directors. As a result, director Jim Patrick will be moved to the class of directors whose term expires in 2007, and at the 2006 annual meeting, will be nominated for a one-year term.
     Accordingly, our Nominating/Corporate Governance Committee has recommended, and the Board has nominated, Jim Patrick for election as a director for a one-year term to expire in 2007, and Ford Elsaesser, Curt Hecker, Michael J. Romine and Jerry Smith for election as directors for three-year terms to expire in the year 2009. If any of the nominees should refuse or become unable to serve, your proxy will be voted for the person the Board designates to replace that nominee.
Vote Required
     The four nominees for election as directors at the annual meeting with three-year terms to expire in 2009 who receive the highest number of affirmative votes will be elected. The nominee for the term to expire in 2007 upon receiving the highest number of affirmative votes will be elected.
     The Board of Directors unanimously recommends a vote “FOR” each of the nominees to the Board.

INFORMATION WITH RESPECT TO NOMINEES
AND OTHER DIRECTORS
     The following tables set forth certain information with respect to the director nominees and the other continuing directors.
Director Nominees

	Age as of
Name	2/15/06	Primary Occupation
Term Expiring 2007

Jim Patrick	60	Farm Owner/Operator

Term Expiring 2009

Ford Elsaesser	54	Attorney — Firm of Elsaesser, Jarzabek Anderson, Marks, Elliott and McHugh
Curt Hecker	45	President & CEO of Intermountain; CEO of Panhandle State Bank
Michael J. Romine	65	Vice President & CFO of Inland Northwest Distributing, Inc.
Jerry Smith	49	President of Panhandle State Bank; Executive Vice President of Intermountain
Continuing Directors

	Age as of
Name	2/15/06	Primary Occupation
Term Expiring 2007

James T. Diehl	51	Attorney — Firm of J.T. Diehl
Terry L. Merwin	65	Owner, Merwin’s Hardware
John B. Parker	72	Retired Auto Dealer

Term Expiring 2008

Charles L. Bauer	71	Retired, Former President of Panhandle State Bank
Maggie Y. Lyons	48	Chief Financial Officer and acting Chief Executive Officer of Metropolitan Mortgage and Securities; President and Principal Financial Officer of Summit Securities, Inc.; CPA/MCSE
Ronald Jones	50	Chief Financial Officer of Ecolotree, Inc; Farm Owner/Operator
Barbara Strickfaden	66	Retired, Former President and CEO of the Idaho Bankers Association
Douglas P. Ward	60	Owner, Sundance Realty
Background of Continuing Directors and Nominees
     The business experience of each of the directors for the past five years is described below. Directors of Intermountain also serve as directors of Panhandle State Bank. Eight of the directors (Messrs. Bauer, Diehl, Elsaesser, Hecker, Merwin, Parker, Romine and Ward) have been directors of Intermountain since the company’s inception in 1997.
     Charles L. Bauer has been a director of Intermountain since 1997 and of Panhandle State Bank since 1985. Mr. Bauer served as president of Panhandle State Bank from 1985 to his retirement in 1996.

     James T. Diehl has served as Vice Chairman of the Board of Intermountain since its formation in 1997. Mr. Diehl has been a director of Panhandle State Bank since 1990 and has served as Vice Chairman of the Board of Panhandle State Bank since 2001. He is an attorney and has been the sole proprietor of the law firm of J. T. Diehl since 1987.
     Ford Elsaesser has been a director of Intermountain since 1997 and of Panhandle State Bank since 1992. Mr. Elsaesser is an attorney and has been with the law firm of Elsaesser, Jarzabek, Anderson, Marks, Elliott and McHugh since 1980. From 1977 to 1980, Mr. Elsaesser was with the law firm of Cooke & Lamanna.
     Curt Hecker has been a director and Intermountain’s President and Chief Executive Officer since its inception. Mr. Hecker was hired in 1995 as an Executive Vice President of Panhandle State Bank. He has served as Chief Executive Officer and director of Panhandle State Bank since 1996. From 1996 until 2001, Mr. Hecker also served as Panhandle State Bank’s President. In addition, Mr. Hecker serves as a member of the board of directors of Coldwater Creek, Inc. In 2004, he was Chairman of Coldwater’s Compensation Committee, and currently serves as Chairman of the Corporate Governance Committee, and a member of Coldwater’s Audit and Executive Committees.
     Ronald Jones was appointed to the Intermountain board in November 2004, following Intermountain’s merger with Snake River Bancorp. Mr. Jones served as Chairman of Magic Valley Bank from its opening in 1997 until April 2004. From 2002 until the merger with Intermountain, Mr. Jones served as corporate secretary of Snake River Bancorp. Mr. Jones has farmed south of Twin Falls, Idaho, since 1978. Since 2002, he has been Chief Financial Officer of Ecolotree Inc., a privately held Iowa engineering company. Ecolotree uses trees in patented processes to remediate environmental contamination and to cap landfills.
     Maggie Y. Lyons has been a director of Intermountain and Panhandle State Bank since 2001. Ms. Lyons is currently the Chief Financial Officer and acting Chief Executive Officer for Metropolitan Mortgage and Securities and President and Principal Financial Officer of Summit Securities, Inc., both located in Spokane, Washington. Ms. Lyons was appointed to these positions in July 2004. Prior to these positions, she was a self-employed certified public accountant and is a Microsoft certified systems engineer.
     Terry L. Merwin has been a director of Intermountain since 1997 and Panhandle State Bank since 1980 and serves as the Secretary of Intermountain and Panhandle State Bank. Mr. Merwin is the owner of Merwin’s Hardware, and is currently semi-retired as acting manager.
     John B. Parker has served as Chairman of the Board of Intermountain since its formation in 1997, and has been a director of Panhandle State Bank since 1980 and Chairman of the Board of Panhandle State Bank since 1995. Mr. Parker began his career as an auto dealer in Sandpoint in 1957, and retired in June 1999 from Taylor-Parker Motor Company as general manager.
     Jim Patrick was appointed to the Intermountain board in November 2004, following Intermountain’s merger with Snake River Bancorp. Mr. Patrick was a founding director of Magic Valley Bank, and he served on the Snake River Bancorp board from the company’s formation in 2002 until its merger with Intermountain. Mr. Patrick has been the owner/operator of a farm in south central Idaho since 1972 and has served on the boards of various state and national farm organizations.
     Michael J. Romine has been a director of Intermountain since 1997 and Panhandle State Bank since 1980. Mr. Romine has been the Vice President and Chief Financial Officer of Inland Northwest Distributing, Inc., since 1992.
     Jerry Smith has been a director of Intermountain and Panhandle State Bank since 2000. Mr. Smith joined Panhandle State Bank in 1999 as President of Intermountain Community Bank. Since 2001, Mr. Smith has served as President of Panhandle State Bank and Executive Vice President of Intermountain. Mr. Smith has 27 years of banking experience, beginning with Idaho First National Bank in 1979.
     Barbara Strickfaden joined the boards of Intermountain and Panhandle State Bank in February 2004. Mrs. Strickfaden retired in January 2004 after serving as President and CEO of the Idaho Bankers Association since 1992. In 1998/1999 she chaired the State Associations Division of the American Bankers Association and served on the Board of Directors of the American Bankers Association.
     Douglas P. Ward has been a director of Intermountain since 1997 and Panhandle State Bank since 1980. Mr. Ward has owned and operated Sundance Realty since 1972.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
     The Board of Directors met ten times during the fiscal year. Each director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served. Intermountain expects, but does not require the directors to attend annual shareholder meetings. Last year, all of our directors attended the annual shareholder meeting except Ford Elsaesser, Michael Romine and Douglas Ward. The Board has determined that each member of the Board, except for Messrs. Hecker, and Smith, meets the applicable laws and listing standards regarding “independence” as defined by the Nasdaq listing standards and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. Messrs. Hecker and Smith each serve as an executive officer of Intermountain. Our independent directors met six times, without management present, in 2005.
     The Board of Directors has established, among others, an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee. In addition, Panhandle State Bank, Intermountain’s wholly-owned subsidiary, has various committees on which directors serve, including the Loan, Compliance, and Technology/Operations Committees.
     The following table shows the membership of certain committees during the fiscal year 2005.
Committee Membership

Name	Audit		Compensation	Nominating
Charles L. Bauer	☑		☑	☐
James T. Diehl	☐		☑*	☐
Ford Elsaesser	☐		☑	☑
Ronald Jones	☐		☑	☐
Maggie Y. Lyons	☑		☑	☑
Terry L. Merwin	☐		☐	☑
John B. Parker	☐		☐	☑
Jim Patrick	☑		☐	☐
Michael J. Romine	☑	*	☑	☐
Barbara Strickfaden	☐		☐	☑*
Douglas P. Ward	☑		☐	☑

*	Chairman
     Audit Committee. During 2005, the Audit Committee was comprised of five directors, each of whom was considered “independent” as defined by the Nasdaq listing standards. The Board has determined that Michael J. Romine meets the definition of “audit committee financial expert” as defined by rules adopted by the Securities and Exchange Commission (“SEC”) under the Sarbanes-Oxley Act of 2002 (“Sarbanes Act”).
     The Committee operates under a formal written charter originally adopted by the Board of Directors in March 2004 and amended in February 2005. As part of its periodic review of audit committee-related matters, the Audit Committee has received updates on the relevant requirements of the Sarbanes Act and the revised rules of the SEC. Even though the Company is currently not listed on Nasdaq, the Audit Committee has also considered the corporate governance listing standards of Nasdaq in updating its charter. The Audit Committee held six meetings during the year.
     The Audit Committee is responsible for the oversight of the quality and integrity of Intermountain’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors, and other significant financial matters. It is the responsibility of management to prepare Intermountain’s financial statements and to maintain internal controls over the financial reporting process. In discharging its duties, the Audit Committee, among other things:
•	has the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	reviews and approves the engagement of Intermountain’s independent auditors to perform audit and non-audit services and related fees;

•	meets independently with Intermountain’s internal auditing department, independent auditors and senior management;

•	reviews the integrity of Intermountain’s financial reporting process;

•	reviews Intermountain’s financial reports and disclosures submitted to bank regulatory authorities; and

•	maintains procedures for the receipt, retention and treatment of complaints regarding financial matters.
     Compensation Committee. During 2005, the Compensation Committee was comprised of six directors, each of whom is considered “independent” as defined by the Nasdaq listing standards. The Compensation Committee reviews the performance of the Company’s Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. In addition, the Compensation Committee:
•	recommends, if appropriate, new employee benefit plans to the Board of Directors;

•	reviews all employee benefit plans; and

•	makes determinations in connection with compensation matters as may be necessary or advisable.
     The Compensation Committee operates under a formal written charter approved by the Board of Directors on December 15, 2004. The Compensation Committee met three times during the year for the purposes of reviewing salary and incentive compensation for the Chief Executive Officer and certain other executive officers, and reviewing and recommending to the full Board stock option or restricted stock awards for executive officers.
     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee (“Nominating Committee”) is comprised of six directors, each of whom is considered “independent” as defined by the Nasdaq listing standards. The Committee is responsible for recommending a slate of directors for election at Intermountain’s annual meeting and appointing directors to fill vacancies as they occur. It is also responsible for (i) considering management succession plans, the appropriate Board size and committee structure and appointments; (ii) determining Board and Committee compensation; and (iii) developing and reviewing corporate governance principles applicable to Intermountain and its subsidiaries. The Committee operates under a formal written charter approved by the Board of Directors in December 2004.
     The Nominating Committee will consider nominees recommended by shareholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals and Director Nominations.” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. The Nominating Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. We do not anticipate that the Committee will adopt specific minimum qualifications for Committee-recommended nominees, but that the Committee will instead evaluate each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, and special skills. The Nominating Committee will also evaluate whether the nominee’s skills are complimentary to existing Board members’ skills, and the Board’s need for operational, managerial, financial, technological or other expertise, as well as geographical representation of the Company’s market areas.
     The Corporate Governance Guidelines stipulate that within 12 months of commencing service as a director, and continuing thereafter while serving as a director, each director of Intermountain and each director of each bank owned by Intermountain shall own in the director’s own right at least $500 of the book value of the unhypothecated common stock of Intermountain.
Corporate Governance
     The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. Intermountain operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Sarbanes Act was signed into law in 2002 and, among other things, establishes or provides the basis for a number of corporate governance standards and disclosure requirements. The SEC has issued additional rules to implement the Sarbanes Act. In addition, Nasdaq adopted changes to its corporate governance and listing standards. To that end, the Board has reviewed and continues to review Intermountain’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes Act, related SEC rules and the listing standards of Nasdaq. As a result, we have taken steps to implement these rules and listing standards. In particular, we have:

•	established a Nominating/Corporate Governance committee;

•	adopted a Corporate Governance and Nominating Committee Charter and Corporate Governance Guidelines;

•	adopted a Code of Ethics for our senior financial officers (including our Chief Executive Officer);

•	adopted a Compensation Committee Charter; and

•	commenced holding regularly scheduled meetings of the Company’s non-management directors, separate from management.
     You can access our current Audit and Nominating/Corporate Governance Committee charters and Code of Ethics by visiting the Company’s Website and clicking on the Governance Documents link under Investor Relations on the Company’s home page (www.panhandlebank.com, www.magicvalleybank.com, or www.intermountainbank.com), or by writing to: Intermountain Community Bancorp, c/o the Corporate Secretary, P. O. Box 967, Sandpoint, Idaho 83864.
Shareholder Communications with the Board of Directors
     The Company and the Board of Directors welcome communication from shareholders and other interested parties. Communications may be made by writing to the Chairman of the Board, c/o the Corporate Secretary, Intermountain Community Bancorp, P. O. Box 967, Sandpoint, Idaho 83864. A copy of such written communication will also be sent to the Company’s CEO. If the Chairman and the CEO determine that such communications are relevant to and consistent with the Company’s operations and policies, such communications will be forwarded to the entire Board for review and consideration.
Compensation of Directors
     All directors, including those who are Company employees, receive fees for their services as directors. Intermountain has established a program for director compensation in which each director of Intermountain received a retention fee based on the chairmanship of the board and board committees in 2005 as follows: the Chairman of the Board received $9,760; the Chairman of the Audit Committee received $9,260; other committee chairs received between $8,260 and $8,760; non-employee directors received $7,260 and employee directors received $5,760.
     In addition to the retention fee, directors received a fee based on the chairmanship of the board and board committees for board meetings attended based on 10 meetings in 2005 as follows: Chairman of the Board $23,240; Chairman of the Audit Committee $18,740; other committee chairs between $17,740 and $18,240; non-employee directors $10,740; and employee directors $9,240. An aggregate of approximately $288,177 in directors’ fees was paid in 2005.
     Ronald Jones and Jim Patrick, the two directors of Intermountain who are former directors of Snake River Bancorp, are parties to split-dollar life insurance agreements with Magic Valley Bank. Panhandle State Bank has assumed these agreements, which are identical to those with the other former Magic Valley Bank directors. Pursuant to the terms of the agreements, (i) Panhandle State Bank is obligated to pay the premiums on a bank-owned life insurance policy; and (ii) beneficiaries of the directors will receive a certain portion of any death benefits upon the death of the directors.
     At the time of the adoption of the 1999 Director Stock Option Plan, each independent director received a one-time grant of options to purchase 3,500 shares and, through the appointment of Messrs. Jones and Patrick in late 2004, each newly-appointed independent director received a similar one-time grant (also for 3,500 shares) at the time that he or she became a director. In addition, Jerry Smith, President, Panhandle State Bank, received a grant of 3,500 shares in June of 2000 when he joined the board. All such grants were made under the 1999 Director Stock Option Plan, vest over a five-year period, and are exercisable at a price equal to the fair market value of the shares on the date of grant, as adjusted for stock splits and stock dividends. In 2004, each independent member of the Board of Directors who served on the board for at least one year received an option, under the 1999 Director Stock Option Plan, to purchase 500 shares, such option to vest over five years and exercisable at a price equal to the fair market value of the shares on the date of grant. In 2005 Shareholders approved amending the plan to provide for the grant of restricted stock awards. At that time the plan was also renamed the “Amended and Restated Director Stock Plan.” Effective June 15, 2005, under the Amended and Restated Director Stock Plan, each independent director who served on the board for at least one year received a restricted stock award for 170 shares of Intermountain’s common stock. These restricted shares vest equally over five years beginning on the first anniversary from the date of grant.

EXECUTIVE COMPENSATION
     The following information is provided regarding the compensation paid by Intermountain, or in certain cases, Panhandle State Bank, to the Chief Executive Officer of Intermountain and the three most highly compensated executive officers of Intermountain or Panhandle State Bank, as the case may be, whose compensation exceeded $100,000 in fiscal year 2005.
Summary Compensation Table

					Long Term Compensation
					Awards		Payouts
	Annual Compensation					Securities
				Other Annual	Restricted	Underlying	LTIP	All Other
Name and Principal				Compensation	Stock	Options/	Payouts	Compensation
Position	Year	Salary($)	Bonus ($)(1)	($)(2)	Awards($) (3)	SARs(#)(4)	($)(5)	($)(6)(7)
Curt Hecker	2005	$200,000	$200,000	$0	$40,000	0	$0	$28,622
President and CEO	2004	180,000	146,986	0	0	0	0	26,199
of the Company and CEO of the Bank	2003	180,000	168,586	0	0	5,940	45,602	46,000
Jerry Smith	2005	159,300	184,300	0	24,000	0	0	34,914
President of the	2004	147,500	125,300	0	0	0	0	31,079
Bank, EVP of the Company	2003	147,500	143,000	0	0	4,869	26,840	46,000
Douglas Wright	2005	151,200	165,685	0	24,000	0	0	7,000
EVP and Chief	2004	140,000	107,200	0	0	15,000	0	6,500
Financial Officer of the Company and the Bank(8)	2003	140,000	124,000	0	0	20,130	0	2,896
John Nagel	2005	130,044	140,000	0	20,000	0	0	4,075
EVP and Chief Credit	2004	108,150	83,542	0	0	7,500	0	3,342
Officer of the Bank	2003	108,150	53,260	0	0	13,662	4,085	3,349

(1)	Includes bonuses accrued under the Short Term Executive Incentive Plan for the fiscal year 2005, but paid in 2006 as follows: Messrs. Hecker $200,000, J. Smith $159,300, Wright $151,200, and Nagel $130,000. Also includes a bonus paid under the stock purchase bonus program to purchase shares of Company stock as follows: Messrs. Smith $25,000; Wright $12,000 and Nagel $10,000, and payments made to Mr. Hecker in the amount of $24,586 under his Tax Payment Bonus Plan for fiscal years 2004 and 2003, respectively. Under the Tax Payment Bonus Plan, Mr. Hecker received a bonus in the aggregate of $123,000 paid in five annual installments as reimbursement for taxes he paid in 1999 as a result of exercising stock options. The final installment was paid on December 20, 2004.

(2)	Does not include amounts attributable to miscellaneous benefits received by executive officers, including the use of company-owned automobiles and the payment of certain club dues. In the opinion of management, the costs to Panhandle State Bank of providing such benefits to any individual executive officer during the year ended December 31, 2005 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(3)	Dividends are payable on restricted stock awards.

(4)	Represents shares subject to options granted during fiscal years 2005, 2004 and 2003 under Intermountain’s stock option plan. Shares have been adjusted for subsequent stock splits and stock dividends.

(5)	Includes payouts made in 2003 under Panhandle State Bank’s 2001 Long Term Incentive Plan.

(6)	Includes contributions paid by Intermountain or Panhandle State Bank during 2005 for the benefit of Messrs. Hecker, Smith, Wright and Nagel in the amounts of $6,250, $7,000, $7,000, and $4,095, respectively, pursuant to Intermountain’s 401(k) Savings Plan and Trust.

(7)	Includes amounts contributed to the SERP by Intermountain during 2005 on behalf of Messrs. Hecker and Smith in the amounts of $22,372 and $27,914, respectively.

(8)	Mr. Wright was appointed Chief Financial Officer effective November 9, 2004.

Stock Options
     Option Grants. There were no options granted to the executive officers named in the “Summary Compensation Table” above during the year ended December 31, 2005.
     Option Exercises. The following table sets forth certain information concerning exercises of stock options pursuant to Intermountain’s stock option plan by the executive officers named in the “Summary Compensation Table” during the year ended December 31, 2005 and stock options held at year end.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

	Shares		Number of Unexercised		Value of Unexercised
	Acquired on	Value	Options at Year End(1)		Options at Year End(2)
Name	Exercise(1)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Curt Hecker	0	$0	111,996	5,154	$1,323,745	$57,465
Jerry Smith	20,140	268,960	30,789	10,908	424,612	131,592
Douglas Wright	2,103	22,733	16,209	31,338	176,600	343,360
John Nagel	0	0	16,402	20,893	188,881	238,980

(1)	Shares have been adjusted for subsequent stock splits and stock dividends.

(2)	On December 31, 2005, the closing price of Intermountain’s common stock was $17.10. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be “in-the-money” and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.
Executive Severance and Compensation Agreements
     Below are summaries of certain agreements between Intermountain and/or Panhandle State Bank and the executive officers listed in the compensation table. These summaries are qualified in their entirety by the individual agreements.
Curt Hecker Compensation Agreements
     Employment Agreement. Mr. Hecker serves as President and Chief Executive Officer of Intermountain and Chief Executive Officer of Panhandle State Bank under the terms of a December 17, 2003 employment agreement, as amended effective March 24, 2004 and March 4, 2005. The initial term of the employment agreement expired on December 31, 2004, but the agreement renewed automatically for a new three-year term on January 1, 2005. The $180,000 initial annual salary stated in the agreement may be increased based upon Mr. Hecker’s annual performance review conducted by the Compensation Committee. Mr. Hecker’s current annual salary in 2006 is $208,000. The agreement affirms Mr. Hecker’s right to four weeks of paid vacation annually and miscellaneous fringe benefits, including use of an automobile, as well as his eligibility to participate in incentive and stock plans made available to executive officers. See “Executive Bonus Programs” and “Employee and Director Stock Option Plans” below.
     If Mr. Hecker’s employment terminates voluntarily or involuntarily without cause, he will be entitled to severance in an amount equal to twice his annual salary, payable in a single lump sum on the date of employment termination. But if Mr. Hecker’s employment terminates involuntarily and without cause within 24 months after a change in control, or if he voluntarily terminates employment for good reason within 24 months after a change in control, his severance would instead be calculated as twice the sum of his average annual salary and short-term bonus over the two preceding years. The difference between the change-in-control severance amount (twice the average salary and short-term bonus) versus severance payable for employment termination in other contexts (twice annual salary) would also be payable to Mr. Hecker if his employment terminates involuntarily without cause or voluntarily for good reason within 12 months before an agreement for a change in control is entered into. The change-in-control severance is payable on the date of employment termination or the effective date of the change in control, whichever is later. Solely for purposes of illustration, the change-in-control severance benefit payable to Mr. Hecker under the employment agreement only would be approximately $702,400 if a change in control occurs by the end of 2006 and if his employment terminates immediately before or after the change in control.

     For purposes of the employment agreement, the term good reason refers to adverse changes in Mr. Hecker’s employment circumstances, such as a reduction of his responsibilities or compensation after a change in control or a relocation of Intermountain or Panhandle State Bank’s offices by more than 60 miles. The term cause is defined as willful misfeasance, gross negligence or conviction of a crime in connection with Mr. Hecker’s duties, or conduct demonstrably and significantly harmful to the financial condition of Intermountain and/or Panhandle State Bank. The term change in control is defined to include a merger in which shareholders of Intermountain end up with less than 50% ownership of the company resulting from the merger, acquisition by a person or group of 25% or more of Intermountain’s stock, replacement of a majority of Intermountain’s directors over a period of two years, or sale by Intermountain of substantially all of its assets, including a sale of Panhandle State Bank alone.
     The employment agreement also provides for a tax gross-up benefit if the aggregate benefits payable to Mr. Hecker after a change in control are subject to excise taxes under sections 280G and 4999 of the Internal Revenue Code. In general terms, Internal Revenue Code section 280G disallows an employer’s compensation deduction for so-called “excess parachute payments” made to an executive after a change in control. Correspondingly, section 4999 imposes a 20% excise tax on the executive receiving excess parachute payments. Payments made to an executive as the result of a change in control are excess parachute payments if they equal or exceed the executive’s base amount multiplied by three. If the payments equal or exceed that threshold, the 20% excise tax is imposed on payments exceeding the executive’s base amount, and the employer’s compensation deduction is forfeited on those same dollars. The executive’s base amount is his five-year average taxable compensation. The additional tax gross-up benefit payable to Mr. Hecker would compensate him for federal excise taxes imposed as well as for federal and state income taxes imposed on the gross-up benefit itself, but the tax gross-up benefit would not be a deductible payment to Intermountain or Panhandle State Bank. For purposes of the calculation under sections 280G and 4999 of benefits payable after a change in control, the total benefits include severance payable under a severance or employment agreement, accelerated payment or accelerated vesting of benefits under compensation arrangements such as stock option plans and salary continuation agreements, and other benefits whose payment or vesting accelerates because of the change in control. Taking into account Mr. Hecker’s potential change-in-control severance benefit under the employment agreement and the benefit payable under his Salary Continuation Agreement, Intermountain considers it possible that a portion of the benefits payable to Mr. Hecker after a change in control will constitute excess parachute payments, and therefore that a tax gross-up benefit could be payable to him. However, the precise amount of the excise tax gross-up benefit depends on the price paid by the acquiring company, the date when the change in control occurs, the executive’s five-year average taxable compensation at that time, applicable federal and state tax rates, and other factors, including the discount rate employed at the time to determine the present value of accelerated benefits and the number of months remaining until the executive attains his normal retirement age.
     As amended in March of 2005, Mr. Hecker’s employment agreement provides that he is entitled to reimbursement of up to $500,000 of legal fees if his employment agreement is challenged after a change in control. The amendment eliminates a “loser pays” provision that would have entitled Mr. Hecker to reimbursement of his legal expenses if and only if he prevailed in a dispute concerning the employment agreement, or full reimbursement to Intermountain of its legal expenses if it prevailed.
     Lastly, the employment agreement prohibits Mr. Hecker from competing with Intermountain or Panhandle State Bank as a director, officer, shareholder, or otherwise during the term of his employment and for two years after termination of his employment. The prohibition against competition terminates immediately after a change in control occurs, however.
     Salary Continuation Agreement and Split Dollar Agreement. Effective January 1, 2002, Panhandle State Bank and Mr. Hecker entered into a Salary Continuation Agreement and Split Dollar Agreement. The purpose of these agreements is to provide Mr. Hecker with additional retirement benefits. The agreements are unsecured and unfunded and there are no plan assets. The Bank has purchased a single premium bank owned life insurance policy (“BOLI policy”) on the life of Mr. Hecker and intends to use income from the BOLI policy to offset benefit expenses.
     So long as Mr. Hecker remains employed by Panhandle State Bank until January 1, 2012, the salary continuation agreement provides for an annual payment of $148,000 during each of the 10 years following Mr. Hecker’s retirement. If Mr. Hecker is terminated prior to the age of 60 (other than for death, disability, for cause or in connection with a change in control, as each term is defined in the salary continuation agreement), and provided he has remained employed by Panhandle State Bank until January 1, 2012, Mr. Hecker will receive an annual payment ranging from $85,000 to $148,000, depending on the date of his termination, during each of the 10 years beginning at age 60. If Mr. Hecker’s employment is terminated because of disability before the age of 60, he will receive an annual payment ranging from $8,000 to $148,000, depending on the date of disability, during each of the 10 years beginning at age 60. Finally, if Mr. Hecker’s employment is terminated in connection with a change of control of Panhandle State Bank (so long as he is not terminated for cause, as defined), Mr. Hecker will be entitled to a lump sum payment of $402,197 to $1,110,000, depending upon the date of the change in control. Furthermore, if Mr. Hecker is subject to any excise tax as a result of an acceleration of his benefits under this agreement in the event of a change in control of Panhandle State Bank, Mr. Hecker will receive a cash payment equal to the amount of the excise tax.
     Under the salary continuation agreement and the split dollar agreement, Mr. Hecker’s estate will receive a one-time payment of $1,110,000 if Mr. Hecker dies before the age of 60, provided that Panhandle State Bank employed him at the time of death. The Bank will be the beneficiary of any death proceeds remaining after Mr. Hecker’s interest has been paid to his estate.
Jerry Smith Compensation Agreements
     Employment Agreement. Mr. Smith serves as President of Panhandle State Bank under an employment agreement whose terms are essentially identical to those of Mr. Hecker’s employment agreement. Also dated as of December 17, 2003 and amended effective March 24, 2004 and March 4, 2005, the initial term of Mr. Smith’s employment agreement likewise expired on December 31, 2004 but the agreement renewed automatically for a new three-year term on January 1, 2005. The $147,500 initial annual salary stated in the agreement may be increased based upon Mr. Smith’s annual performance review conducted by the Compensation Committee. His current annual salary in 2006 is $165,672. The agreement promises severance benefits and change-in-control severance benefits on the same terms and calculated in the same manner as Mr. Hecker’s, a potential excise tax gross-up right after a change in control, and reimbursement of up to $500,000 of legal fees if the employment agreement is challenged after a change in control. Mr. Smith’s employment agreement includes a prohibition against competition identical to the prohibition in Mr. Hecker’s agreement, but like Mr. Hecker’s agreement the prohibition against competition would not apply after a change in control occurs. Solely for purposes of illustration, the change-in-control severance benefit payable to Mr. Smith under the employment agreement only would be approximately $566,400 if a change in control occurs by the end of 2006 and if his employment terminates immediately before or after the change in control. Taking into account Mr. Smith’s potential change-in-control severance benefit under the employment agreement and the benefit payable under his Salary Continuation Agreement, Intermountain considers it possible that a portion of the benefits payable to Mr. Smith after a change in control will constitute excess parachute payments, and therefore that a tax gross-up benefit could be payable to him.
     Salary Continuation Agreement and Split Dollar Agreement. Effective January 1, 2002, Panhandle State Bank and Mr. Smith entered into a Salary Continuation Agreement and Split Dollar Agreement. The purpose of these agreements is to provide Mr. Smith with additional retirement benefits. The agreements are unsecured and unfunded and there are no plan assets. The Bank has purchased a single premium bank owned life insurance policy (“BOLI policy”) on the life of Mr. Smith and intends to use income from the BOLI policy to offset benefit expenses.
     So long as Mr. Smith remains employed by Panhandle State Bank until January 1, 2012, the salary continuation agreement provides for an annual payment of $111,000 during each of the 10 years following Mr. Smith’s retirement. If Mr. Smith is terminated prior to the age of 60 (other than for death, disability, for cause or in connection with a change in control, as each term is defined in the salary continuation agreement), and provided he has remained employed by Panhandle State Bank until January 1, 2012, Mr. Smith will receive an annual payment ranging from $81,000 to $111,000, depending on the date of his termination, during each of the 10 years beginning at age 60. If Mr. Smith’s employment is terminated because of disability before the age of 60, he will receive an annual payment ranging from $7,000 to $111,000, depending on the date of disability, during each of the 10 years beginning at age 60. Finally, if Mr. Smith’s employment is terminated in connection with a change of control of Panhandle State Bank (so long as he is not terminated for cause, as defined), Mr. Smith will be entitled to a lump sum payment of $396,186 to $834,000, depending upon the date of the change in control. Furthermore, if Mr. Smith is subject to any excise tax as a result of an acceleration of his benefits under this agreement in the event of a change in control of Panhandle State Bank, Mr. Smith will receive a cash payment equal to the amount of the excise tax.
     Under the salary continuation agreement and the split dollar agreement, Mr. Smith’s estate will receive a one-time payment of $834,000 if Mr. Smith dies before the age of 60, provided that Panhandle State Bank employed him at the time of death. The Bank will be the beneficiary of any death proceeds remaining after Mr. Smith’s interest has been paid to his estate.
Douglas Wright Executive Severance Agreement
     Under the terms of Mr. Wright’s December 17, 2003 Executive Severance Agreement, as amended effective March 4, 2005, Mr. Wright is entitled to severance if his employment terminates involuntarily but without cause within 24 months after a change in control or if he voluntarily terminates employment for good reason within 24 months after a change in control. The severance payment would be an amount equal to twice the sum of his average annual salary and short-term bonus over the two preceding years. Payable on the date of employment termination or the effective date of the change in control, whichever is later, the severance benefit would also be payable to Mr. Wright if his employment terminates involuntarily but without cause within 12 months before an agreement for a change in control is entered into. Solely for purposes of illustration, the change-in-control severance benefit payable to Mr. Wright under his severance agreement only would be approximately $537,600 if a change in control occurs by the end of 2006 and if his employment terminates immediately before or after the change in control. The terms good reason, cause and change in control have the same meaning in Mr. Wright’s severance agreement that they have in Messrs. Hecker’s and Smith’s employment agreements.
     Under Mr. Wright’s Executive Severance Agreement, his severance benefit will be reduced as necessary to avoid application of sections 280G and 4999 of the Internal Revenue Code. As discussed in the summary of Mr. Hecker’s employment agreement, Internal Revenue Code section 280G disallows an employer’s compensation deduction for so-called “excess parachute payments” made to an executive after a change in control, and section 4999 imposes a 20% excise tax on the executive receiving excess parachute payments. The March 4, 2005 amendment to Mr. Wright’s Executive Severance Agreement eliminates a “loser pays” provision that would have entitled Mr. Wright to reimbursement of all legal expenses if he prevailed in a dispute concerning the severance agreement, or full reimbursement of Panhandle State Bank’s or Intermountain’s legal expenses if it prevailed. Instead, as amended the severance agreement provides that Mr. Wright is entitled to reimbursement of up to $300,000 of legal fees if his severance agreement is challenged after a change in control.
John Nagel Executive Severance Agreement
     Also dated December 17, 2003 and amended effective March 24, 2004 and March 4, 2005, Mr. Nagel’s Executive Severance Agreement is essentially identical to that of Mr. Wright. Solely for purposes of illustration, the change-in-control severance benefit payable to Mr. Nagel under his severance agreement only would be approximately $441,692 if a change in control occurs by the end of 2006 and if his employment terminates immediately before or after the change in control. Like Mr. Wright’s Executive Severance Agreement, Mr. Nagel’s agreement was amended effective March 4, 2005, to eliminate the “loser pays” legal fee reimbursement provision, and to provide that Mr. Nagel is entitled to reimbursement of up to $250,000 of legal fees if his severance agreement is challenged after a change in control.
   Executive Bonus Programs
     General. Intermountain and Panhandle State Bank have implemented three executive bonus programs, the material terms of which are summarized below. The objectives of two of the bonus programs (the Long-Term Incentive Plan and the Short-Term Executive Incentive Plan) are to provide the executive officers of Intermountain and Panhandle State Bank with specific performance objectives and goals, and to motivate such executive officers to reach such objectives and goals.
     The Board of Directors endeavors to attract and retain above average executive management. The board expects Intermountain to perform at higher levels of asset growth, profitability and quality than its peer group, and therefore establishes base and incentive compensation at levels higher than the average of its peer group.
     Executive compensation, including incentive and bonus compensation, is overseen by the Compensation Committee of Intermountain’s board of directors. Annually, the Compensation Committee reviews at least two executive compensation survey studies and evaluates executive performance objectively through data generated by Intermountain regarding financial and management performance measured against short and long term goals established by the board of directors at its annual strategic planning meeting. Survey data is utilized to assess peer group banks’ base compensation and incentive compensation. Base compensation is reviewed and approved by the Compensation Committee and presented to the board for approval.
     The Short-Term Executive Incentive Plan, as described below (see “Short Term Executive Incentive Plan”) is designed to be a management tool that provides incentive to achieve annual (as opposed to long-term) Company performance goals. Although this plan is similar to the Long-Term Incentive Plan in that it is based on Intermountain’s performance (in this case annual net income after tax and annual asset growth), it is somewhat more tailored to individual performance goals and objectives, and is tied to current year performance. As described below, performance criteria are set forth in a matrix that is specific to each participant, depending on his or her particular responsibilities. Incentive awards (if any) are based on whether the specific performance criteria are met or exceeded for the relevant year. Performance objectives are developed by Panhandle State Bank’s management and approved by the Compensation Committee.
     Intermountain believes that it is also in the Company’s best interests to reward its executive officers for company performance over a relatively extended period, in order to avoid undue emphasis on short-term performance and encourage decision-making that will benefit Intermountain in the longer term. The performance objectives of the Long-Term Incentive Plan, as a result, are based on a three-year running average of Intermountain’s return on equity and net asset growth, both of which are commonly used benchmarks for evaluating the performance of a financial institution. Incentives under the Long-Term Incentive Plan are paid in the form of stock awards. The Long-Term Incentive Plan also serves as a retention device, as an executive officer must continue employment, as described below, to a specified date in order to receive any bonus payment.
     The third bonus program described below, the Stock Purchase Bonus Program, is not based on the achievement of specific performance objectives, but rather professional performance generally. The Boards of Directors of Intermountain and/or Panhandle State Bank, as appropriate, approve awards under this program on a case-by-case basis. As described below, the Stock Purchase Bonus Plan has the additional purpose of encouraging the officers of Intermountain and/or Panhandle State Bank to own Intermountain stock.
     In addition to the three bonus programs described below, executive officers are eligible to participate in Intermountain’s stock option plan (see “Employee Stock Option Plan” below). Executive stock options and/or restricted stock awards are reviewed by the Compensation Committee annually and recommendations made to the board annually. Options and restricted stock awards are granted as long term incentives and vest over five years.
     Long-Term Incentive Plan. The Bank has maintained a 2003-2005 Long-Term Incentive Plan (“LTIP”) for executive officers. The plan was amended in March 2005, so that, among other things, Intermountain assumed responsibility for maintaining the plan. Administration of the plan has been delegated to Intermountain’s Compensation Committee. The LTIP was further amended in March 2006 to, among things, modify the payout schedule.
     The purpose of the LTIP is to provide motivation and direction to key executives and assist Intermountain in achieving its long-term strategic goals. The key executives who are eligible to participate in the plan include all of the executive officers identified in the compensation table. Payments under the LTIP will be based on a three-year (from 2003 through 2005) running average of Intermountain’s average annual return on equity and average annual net asset growth. As a result of the March 2006 amendment, stock awards will be made pro-rata with the first payment beginning on March 31, 2006, based on the amounts set forth in the LTIP. The first payment will vest immediately upon the date of grant, with the second and third portions vesting in January 2007 and January 2008, respectively. In order to be eligible to receive a stock award, the key executives must have been continuously employed by Panhandle State Bank from 2003 through 2005. In addition, to receive the award, they must be employed by the Bank on the dates in which each portion vests. In the event of an executive’s disability or death or a change in control (as defined) of Panhandle State Bank, the stock award benefit will vest, on a pro rata basis, through the most recent quarter end. If employment is otherwise voluntarily or involuntarily terminated prior to an executive’s receipt of stock benefits, such executive’s rights to any awards under the plan will automatically be forfeited.
     Short-Term Executive Incentive Plan. The Bank operates an Executive Incentive Plan for executive officers. The purpose of the plan is to be a management tool to help improve performance by providing variable reward opportunities in return for the achievement of annual Company performance goals. The key executives who are eligible to participate in the plan include all of the executive officers identified in the compensation table. Under the plan, prior to the beginning of each year Intermountain Community Bancorp’s management selects appropriate performance criteria and develops annual performance goals for Intermountain Community Bancorp for approval by the Compensation Committee of the Board of Directors. Performance criteria are based on Intermountain Community Bancorp’s net income after tax and average asset growth. Performance goals (minimum threshold, targeted level, exceptional level, etc.) are applied to the performance criteria through a matrix for each participant. Earned incentive awards, if any, are calculated as a percentage of the participant’s base compensation. Any earned incentive awards are paid within 75 days of the end of the plan year. In order to be eligible to receive any incentive awards under the plan in a particular year, the executive must be employed by Panhandle State Bank on the last day of such year. In the event of an executive’s retirement, disability or death, the executive (or his estate) will receive earned incentive awards on a pro-rata basis for time actually worked, based on the appropriate performance results. In the event of a sale of more than 50% of the Company’s stock, participants will be paid in one lump sum on a pro-rata basis for performance level goals reached for the most recently ended quarter. If employment is voluntarily (except for retirement) or involuntarily terminated during a plan year, the executive’s rights to any incentive award for that plan year will be forfeited.

Employee Benefit Plans
     401(k) Savings Plan. Intermountain and Panhandle State Bank have a 401(k) Savings Plan (“401(k) Plan”) covering substantially all employees. An employee must be at least 18 years of age and have six months of service with Intermountain or Panhandle State Bank to be eligible for the 401(k) Plan (“Effective Date”). Under the 401(k) Plan, participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit as governed by law. At the direction of the Board of Directors, Intermountain may also elect to pay a discretionary matching contribution equal to a percentage of the amount of the salary deferral made by the participant. The 401(k) Plan provides that contributions made by the employee are 100% vested immediately upon the participant’s Effective Date. Contributions made by the employer vest 20% upon completion of two years of employment, and vest 20% annually thereafter, and are fully vested in the sixth year. The 401(k) Plan was amended January 1, 2006 to add a Roth 401(k) feature to the plan. Effective January 1, 2006, the Company changed the vesting for the 401(k) Plan so that all participants vest 50% in year one and 100% in year two.
     A committee of Panhandle State Bank acts as the Plan Administrator of the 401(k) Plan. The general investment options are determined by the Plan’s Administrative Committee.
     Stock Purchase Bonus Program. Intermountain has adopted a stock purchase bonus program for executive officers and other officers of Intermountain and Panhandle State Bank. The program is implemented through the execution of individual stock purchase bonus agreements entered into by Intermountain and the officer. The agreements, although substantially similar, have not historically been standardized. The Boards of Directors of Intermountain and Panhandle State Bank have subsequently approved a standard form of stock purchase bonus agreement to be entered into in the future with certain officers of Intermountain and/or Panhandle State Bank. The officers who are eligible to participate in the program include all of the executive officers identified in the compensation table and other selected officers. The purpose of the program is to encourage and incent officers of Intermountain and/or Panhandle State Bank to own Company stock, thereby further aligning the interests of management with those of Intermountain’s shareholders. Under the agreement, these officers may purchase on the open market Intermountain stock with an aggregate purchase price of up to a specific dollar amount (the “Award”). If the officer makes such a purchase, Panhandle State Bank will pay the officer a bonus equal to the lesser of (i) the actual dollar amount paid by the officer for Intermountain shares, including fees and/or commissions; or (ii) the amount of the Award. This bonus will be paid to the officer in either three or five equal annual installments. In order to have the right to receive any payment installment, an officer must be a full-time employee on the date such installment is due and payable; provided, however, that in the event of officer’s disability, death, termination without cause or, in certain circumstances, a change in control (as defined), officer will continue to be eligible to receive future payment installments.
     In November 2001, Intermountain entered into a stock purchase bonus agreement on substantially the terms described above with Jerry Smith, regarding a stock purchase bonus in the amount of $125,000. In January 2003, Intermountain also entered into a stock purchase bonus agreement on substantially the terms described above with Douglas Wright, regarding a stock purchase bonus in the amount of $60,000, and in February 2003 Intermountain entered into a stock purchase bonus agreement, on substantially the terms described above with John Nagel, regarding a stock purchase bonus in the amount of $50,000.
   Employee and Director Stock Plans
     Amended and Restated Director Stock Plan. On August 18, 1999, Intermountain shareholders approved a Director Stock Option Plan. At the 2005 annual meeting, Intermountain shareholders approved amending the plan to provide for the grant of restricted stock awards. The plan was also renamed the “Amended and Restated Director Stock Plan” (the “Director Plan”). The Director Plan authorizes Intermountain’s Board of Directors (or a committee of the Board) to administer the plan and to grant, from time to time, nonqualified stock options and restricted stock awards to directors of Intermountain. The exercise price of options granted under the plan must be the greater of the net book value or fair market value at the time of grant. All options granted under the Director Plan will expire not more than ten years from the date of grant. The grant of restricted stock awards will be evidenced by written agreements which will set forth: (i) the number of shares awarded; (ii) the vesting period; and (iii) such other conditions as may be determined by the committee. No cash or other consideration need be paid for shares subject to the award, other than in the form of services performed under terms and conditions determined by the committee. Up to 50,000 shares of Intermountain’s common stock were initially authorized under the Director Plan, subject to appropriate adjustments for any stock splits, stock dividends, or other changes in the capitalization of Intermountain. The number of shares subject to granted but unexercised options and restricted stock awards, and the number of shares remaining available for grant under the Director Plan are set forth in the following table.

     Employee Stock Plan. On August 18, 1999, Intermountain shareholders approved a new Employee Stock Option Plan (the “1999 Employee Plan”). The Employee Plan provides for incentive and non-qualified stock options to be granted to key officers and employees of Intermountain. All options granted under the 1999 Employee Plan will expire not more than ten years from the date of grant, and must have an exercise price of not less than the net book value of Intermountain stock at the time of grant. Up to 100,000 shares of Intermountain’s common stock were initially authorized to be optioned and issued under the 1999 Employee Plan, subject to appropriate adjustments for any stock splits, stock dividends, or other changes in Intermountain’s capitalization. On April 21, 2001, Intermountain’s shareholders approved an amendment to the 1999 Employee Plan, increasing the number of shares authorized to be optioned and issued. At a special meeting on December 17, 2003, Intermountain’s shareholders approved an amendment to the 1999 Employee Plan to increase the number of shares of Intermountain stock available under the plan to an aggregate of 291,100 shares, and to provide for the granting of restricted stock awards. The number of shares subject to granted but unexercised options and stock awards, and the number of shares remaining available for grant under the 1999 Employee Plan are set forth in the following table.
     1988 Employee Stock Plan. The Board of Directors and Shareholders of Panhandle State Bank adopted a stock option plan in April 1988 entitled the “Panhandle State Bank 1988 Nonqualified Stock Option Plan (the “1988 Employee Plan”). The 1988 Employee Plan initially authorized up to 21,000 shares of Bank common stock, subject to appropriate adjustments for any stock splits, stock dividends, or other changes in Panhandle State Bank’s capitalization. In February 1996, the 1988 Employee Plan was amended by Panhandle State Bank’s Board of Directors and subsequently approved by Panhandle State Bank’s shareholders to qualify as an Incentive Stock Option Plan under applicable provisions of the Internal Revenue Code. The plan was adopted by Intermountain upon its formation in October 1997, and the plan expired April 16, 1998. The number of shares subject to granted but unexercised stock options is set forth in the following table.
Summary of Stock Plans

As of December 31, 2005 *	Director Plan	1999 Employee Plan	1988 Employee Plan

Number of shares subject to granted but unexercised stock options	104,607	447,162	9,145
Number of shares subject to restricted stock awards	1,700	19,820	0
Number of shares remaining available for grant under plan	54,948	185,843	0

*	As adjusted for subsequent stock splits and stock dividends.
Report of Audit Committee
     The Audit Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
     The Audit Committee consists of five outside directors, each of whom is determined to be independent for audit committee purposes as defined by the Nasdaq Listing Standards. The Board of Directors has affirmed that each member of the Audit Committee has no material relationship with the Company that would jeopardize the director’s ability to exercise independent judgment. Committee members include independent directors Michael J. Romine (Chair), Charles L. Bauer, Maggie Y. Lyons, CPA, Jim Patrick, and Douglas P. Ward. Director Romine has been determined to be qualified as an Audit Committee financial expert as defined in Item 401 of Regulation S-K.
     The Audit Committee operates under a written charter that is reviewed annually by the Board of Directors and complies with all current regulatory requirements. Our agendas are controlled by the Committee Chair. The Audit Committee met six times during the year.

     The Audit Committee provides assistance to the Board of Directors in fulfilling their oversight responsibilities relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the corporation. The purpose of the Committee is to serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system, review and appraise the audit effort of the Company’s independent accountants and internal auditing department, and maintain free and open means of communication between the Board of Directors, the independent accountants, financial management, and the internal audit department.
     The Audit Committee is responsible for assuring the independence of the independent auditor and for retention, supervision and termination of the independent auditor. The independent auditor reports directly to the Audit Committee. The Committee has established a policy for approval of non-audit related engagements awarded to the independent auditor. Such engagements must not impair the independence of the auditor with respect to the Company, as prescribed by the Sarbanes-Oxley Act of 2002. As a result, payment amounts are limited and non-audit related engagements must be approved in advance by the Committee. The Audit Committee determines the extent of funding that the Company must provide to it, and has determined that such amounts are sufficient to carry out its duties.
     The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls and reporting. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee monitors the integrity of the Company’s financial reporting process and system of internal controls and monitors the independence and performance of the Company’s independent auditors and internal auditors.
     With respect to the year ended December 31, 2005, in addition to its other work, the Committee:
•	Reviewed and discussed with management the audited consolidated financial statements of Intermountain as of December 31, 2005 and the year then ended;

•	Discussed with BDO Seidman, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, with respect to its review of the findings of the independent auditor during its examination of the Company’s financial statements;

•	Received from BDO Seidman, LLP, written affirmation of their independence as required by Independence Standards Board Standard No. 1 (Independent Discussion with Audit Committee). In addition, discussed with the auditors the firm’s independence and determined that the provision of non-audit services was compatible with maintaining auditor independence.

•	Discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
     The Committee recommended, based on the review and discussion summarized above, that the Board of Directors include the audited consolidated financial statements in Intermountain Community Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The Audit Committee also recommended to the Board that the Company retain BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2006. The Board has approved and ratified such recommendation.
Audit Committee Members
Michael J. Romine (Chairperson) * Charles L. Bauer * Maggie Y. Lyons * Jim Patrick * Douglas P. Ward

Report of Compensation Committee
     The Compensation Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
     The following is a report of the Compensation Committee of the Board of Directors which is responsible for establishing, maintaining and administering the Company’s compensation programs and employee benefit plans, including reviewing and approving the Chief Executive Officer’s and other executive officer compensation. The Board of Directors has determined that all members of the Compensation Committee meet the independence requirements as defined under the Nasdaq listing standards. For calendar year 2005, the Committee consisted of Committee Chair James T. Diehl, Ford Elsaesser, Michael J. Romine, Charles L. Bauer, Ronald Jones and Maggie Y. Lyons. The Committee operates under a formal written charter approved by the Committee and adopted by the Board of Directors. The charter is available for review on the Company’s website by clicking on the Governance Documents link within the Investor Relations section.
     The philosophy underlying the establishment and administration of the Company’s executive salaries and the annual and long term incentive plans is to attract, motivate and retain highly qualified executive officers in order to enhance long-term shareholder value.
     The Compensation Committee structures base salaries for executive officers to be competitive with industry peer group compensation. Additional incentive-based compensation is provided to recognize and reward both individual and Company performance relative to Company objectives. Company objectives are a combination of financial and strategic goals that the Board of Directors believes will enhance long-term shareholder value. Specific measurements include loan and deposit growth, asset quality, return on assets, return on equity, and efficiency ratings.
     For 2005, incentive based compensation programs include an annual bonus plan, restricted stock grants, a long-term incentive plan, and a 401(k) plan. The financial award for the annual bonus plan is accrued based upon the Company’s performance as it relates to the financial plan. Distribution pursuant to the annual plan is based upon company performance and the executive officers’ base salary. The long-term incentive plan is a stock based three-year plan (2003-2005) which is dependent upon the Company meeting targeted goals for asset growth and return on equity as well as completing specific projects established by the Board of Directors in their long-term strategic plan. Recent amendments to the plan extended the payout from two years (2006 & 2007) to a payout that is spread evenly over the three following years (2006-2008). The final amendment to the plan was a decision by Mr. Hecker to reallocate a portion of his award to the other executive officers resulting in Mr. Hecker receiving 35% of the award under the long-term plan instead of 50% of the award as originally established. The Board believes the payout under the amended long-term plan as well as the annual restricted stock grants align the executive team with the interests of the shareholders.
     The Committee and the Board of Directors have also put in place a Supplemental Executive Retirement Plan (SERP) which currently benefits Curt Hecker, President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank; and Jerry Smith, President of the Bank and Executive Vice President of the Company. This plan is a non-qualified plan designed to provide retirement benefits in equal annual installments, beginning at age 60, subject to certain vesting requirements and restrictions. This Plan was implemented as a retention tool for identified key executives.
     The Company’s 401(k) profit sharing plan covers substantially all employees. Under the Plan, qualified participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit governed by law. The Company matches 50% of the first 8% of the allowable employee contributions. For 2005, 78% of the eligible employees participated in the Company’s Plan. The 401(k) is administered by an independent plan administrator.
     The Committee sets the base salary for the Chief Executive Officer and reviews and approves the base salaries for all other executive positions within the Company. For 2005 the Committee set Mr. Hecker’s’ compensation at $232,000, which was competitive with the peer group for base compensation. Due to the rapid growth of the bank and in an effort to control the expenses of the Bank, Mr. Hecker declined a portion of the approved increase and recommended that his salary for 2005 be set at $200,000, which recommendation was accepted by the Committee. The Committee’s philosophy for 2005 was to reward the CEO for his performance with the annual and long-term incentive plan, but to keep the CEO base salary reasonably competitive with peer group financial institutions. The Committee also compared, reviewed and approved the CEO’s recommendations for base salary for other executive officers within the organization. Sources of information for peer group comparisons included the Moss-Adams Bankers Compensation Survey and the Milliman Northwest Financial Industry Salary Survey.
     The overall philosophy for the Committee is to be generally competitive with base salaries, but to provide generous incentive compensation for exceptional performance relative to established financial goals. The Committee and the Board of Directors believe that aligning incentive compensation awards with exceptional performance relative to specific financial goals will ultimately enhance long-term shareholder value.
Compensation Committee Members
James T. Diehl (Chairperson) * Charles L. Bauer * Ronald Jones
Ford Elsaesser * Maggie Y. Lyons * Michael J. Romine

STOCK PERFORMANCE GRAPH
     The following graphs compare the yearly cumulative total return of the Company’s common stock over a five-year measurement period with the yearly cumulative total return on the stocks included in the (i) Russell 2000 Index, and (ii) the SNL Securities $500 Million to $1 Billion Bank Asset Size Index (“SNL Index”). All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years.

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Intermountain Community Bancorp	$100	$106	$140	$277	$385	$359
SNL Index	$100	$126	$158	$226	$246	$251
Russell 2000	$100	$101	$79	$115	$135	$139

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following tables set forth information as of March 1, 2006, regarding the shares of Intermountain common stock beneficially owned by (i) each person (other than executive officers or directors whose stock ownership is listed below), known by Intermountain to own beneficially more than 5% of Intermountain’s common stock, (ii) each director of Intermountain, (iii) the executive officers of Intermountain named in the summary compensation table, above, and (iv) all directors and executive officers of Intermountain as a group. Except as noted below, each holder has sole voting and investment power with respect to shares of Intermountain common stock listed as owned by such person or entity. The shares have been adjusted for subsequent stock splits and stock dividends.
Principal Shareholders (5% Owners Exclusive of Directors and Officers)

	Number of Shares of		Percentage of
	Common Stock		Outstanding
Name and Address of Beneficial Owner	Owned		Common Stock
Wray D. Farmin
11815 Waikiki Rd Spokane, WA 99218	375,473	(1)	5.71%

(1)	The shares beneficially held by Mr. Farmin are owned by the Farmin Family LLP, of which Mr. Farmin is the general partner and has sole voting and dispositive power.
Directors and Named Executive Officers

	Number of Shares of		Percentage of
	Common Stock		Outstanding
Name and Position	Owned(1)(2)		Common Stock
Directors
John B. Parker, Chairman	94,057	(3)	1.43%
James T. Diehl, Vice Chairman	239,391	(4)	3.64%
Curt Hecker, Director, President and CEO of the Company and CEO of the Bank	234,858	(5)	3.56%
Charles L. Bauer, Director	177,728	(6)	2.70%
Ford Elsaesser, Director	106,292	(7)	1.62%
Ronald Jones, Director	16,173	(8)	0.25%
Maggie Y. Lyons, Director	25,556	(9)	0.39%
Terry L. Merwin, Director	96,902		1.47%
Jim Patrick, Director	31,297	(10)	0.48%
Michael J. Romine, Director	434,186	(11)	6.60%
Jerry Smith, Director, Executive Vice President of the Company and President of the Bank	107,061	(12)	1.63%
Barbara Strickfaden, Director	3,600	(13)	0.05%
Douglas P. Ward, Director	20,553	(14)	0.31%

(1)	Includes shares subject to options that could be exercised within 60 days as follows: 15,525 shares for each of Messrs. Diehl, Elsaesser, Romine and Ward; 150 shares for each of Messrs. Bauer and Merwin; 9,900 shares for Mr. Parker; 114,774 shares for Mr. Hecker; 39,749 shares for Mr. Smith; 2,541 shares for Ms. Lyons; 2,100 shares for Ms. Strickfaden; and 1,050 shares each for Messrs. Jones and Patrick.

(2)	Does not include 170 shares of restricted stock issued during 2005 to Messrs. Parker, Diehl, Bauer, Elsaesser, Merwin, Romine, Ward, Ms. Lyons or Ms. Strickfaden; 2,500 shares issued to Mr. Hecker; and 1,500 shares issued to Mr. Smith pursuant to awards granted on June 15, 2005. All restricted stock awards are subject to vesting requirements.

(3)	Includes 78,532 shares held jointly with spouse.

(4)	Includes 8,013 shares held jointly with spouse; 65 shares held by spouse; 235 shares held in an IRA for spouse; 260 shares held in an IRA for the benefit of Mr. Diehl; 5,925 shares held in a trust for Erick Joseph Diehl and 5,925 shares held in a trust for Jess Isaac Diehl, both of which Mr. Diehl is a co-conservator; and 193,080 shares held in the Diehl Family LLC of which Mr. Diehl is a managing member.

(5)	Includes 75,918 shares held jointly with spouse, 9,402 shares held in an IRA account for the benefit of Mr. Hecker; 295 shares held in a custodial account for his son; and 295 shares held jointly with son.

(6)	Includes 55,044 shares held jointly with spouse; 5,190 shares held by spouse; 50,231 shares held in IRA accounts for the benefit of Mr. Bauer; and 45,969 shares held in an IRA account for the benefit of Mr. Bauer’s spouse.

(7)	Includes 1,815 shares held jointly with spouse; 2,436 shares held by Mr. Elsaesser’s minor children and daughter; 80,148 shares held in a pension fund trust for the benefit of Mr. Elsaesser; and shares held in pension fund trusts of which Mr. Elsaesser is trustee as follows: 5,005 shares for Joseph Jarzabek; 1,068 shares for Donna La Rue and 295 shares for Lois LaPointe.

(8)	Includes 2,790 shares held jointly with spouse, 3,755 shares held in an IRA account for the benefit of Mr. Jones’ spouse; and 5,091 held in an IRA account for the benefit of Mr. Jones.

(9)	Includes 4,729 shares held jointly with spouse and 1,059 shares held in a profit sharing plan for the benefit of Ms. Lyons’ spouse.

(10)	Includes 22,507 shares held jointly with spouse and 7,740 shares held in IRA accounts for the benefit of Mr. Patrick.

(11)	Includes 975 shares held in the Romine Educational Trust and 4,514 shares held by Mr. Romine’s significant other.

(12)	Includes 6,546 shares held jointly with spouse; 1,314 shares held in custodial accounts for children; and 14,380 shares held in IRA accounts for the benefit of Mr. Smith.

(13)	Includes 1,500 shares held jointly with spouse.

(14)	Includes 5,028 shares held jointly with spouse.
Executive Officers
     In addition to their stock ownership, the following table includes information with respect to the five year employment history of the executives listed below.

		Number and Percentage of
Name and Age	Position/Employment History	Outstanding Common Stock (1)(2)(3)
John Nagel, 55	EVP & Chief Credit Officer of Bank(4)	22,828	0.35%
Douglas Wright, 41	EVP & Chief Financial Officer(5)	27,504	0.42%
Pamela Rasmussen, 45	EVP & Chief Operating Officer(6)	5,730	0.09%
Officers & Directors as a Group (16 Individuals)		1,643,716	24.98%

(1)	Includes shares subject to options exercisable within 60 days as follows: Messrs. Nagel and Wright 19,618 shares and 22,509 shares, respectively; Ms. Rasmussen 4,921 shares; and 280,612 shares held by officers and directors as a group.

(2)	Does not include 1,250 and 1,500 shares of restricted stock issued to Messrs. Nagel and Wright, respectively, pursuant to awards granted June 15, 2005. All restricted stock awards are subject to vesting requirements.

(3)	Includes 2,892 shares that Mr. Wright holds jointly with his spouse and 279 shares that Ms. Rasmussen holds jointly with her spouse.

(4)	Mr. Nagel joined the Company in 2001. Prior to that time he served as Credit Approval Officer at Washington Trust Bank from December 1999 to May 2001.

(5)	Mr. Wright joined the Company in 2002. Prior to that time he served as Senior Vice President and Production Manager at Sterling Savings Bank from June 1996 to May 2002.

(6)	Mrs. Rasmussen joined the Company in 2004 as Senior Vice President and Chief Operating Officer. In January 2006, Ms. Rasmussen was promoted to Executive Vice President and Chief Operating Officer. Prior to joining the Company, she was the Vice President of Operations and Cashier at Stockman Financial Corporation from March 2000 to April 2002, and the Operations Officer and Chief Financial Officer of Snake River Bancorp, Inc. (the former holding company of Magic Valley Bank) from April 2002 to November 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Intermountain and Panhandle State Bank have had, and expect to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collectibility or present other unfavorable features.
     Ronald Jones and Jim Patrick, the two directors of Intermountain who joined the boards of Intermountain and Panhandle State Bank in connection with the Snake River Bancorp, Inc. acquisition, are both members of Perrine Partnership, LLC. Perrine Partnership, LLC, of which ten of the twelve former directors of Snake River are members, owns the main office building of Magic Valley Bank (now a division of Panhandle State Bank) located at 113 Main Avenue West, Twin Falls, Idaho. Pursuant to the terms of several lease agreements, Magic Valley Bank leases an aggregate of 10,798 square feet within the building and currently pays monthly rent of $13,165.
     Other material terms of the Perrine Partnership, LLC leases are as follows:
•	The lease terms expire February 28, 2018;

•	Magic Valley Bank has an option, commencing at the expiration of the lease terms, to renew the leases for three consecutive five (5) year terms at current market rates;

•	Perrine Partnership, LLC pays all taxes, utilities and general maintenance, and Magic Valley Bank is responsible for its own casualty and liability insurance to insure the premises; and

•	The premises may not be sublet without the prior written consent of Perrine Partnership, LLC.
     In connection with the Snake River Bancorp acquisition, the Perrine Partnership, LLC lease was amended to grant Intermountain a two-year option to acquire the property for $2.5 million. As of March 15, 2006, this option has not been exercised.
     Maggie Lyons, a director of Intermountain, is an executive officer of entities that the Company entered into repurchase agreements with during 2005. At December 31, 2005, the combined repurchase balances outstanding were $4.0 million. During 2005, the Company paid the combined entities approximately $352,000 in repurchase interest.
Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm
     The Board of Directors has appointed BDO Seidman, LLP (“BDO”) to serve as the independent registered public accounting firm for Intermountain and its subsidiaries for the year ending December 31, 2006, and any interim periods, subject to ratification by the Company’s shareholders at the Annual Meeting. BDO has advised Intermountain that it will have in attendance at the Annual Meeting one or more representatives who will be available to respond to appropriate questions presented at the Annual Meeting. Such representatives will have an opportunity to make a statement at the Annual Meeting if they desire to do so. If the required number of votes does not ratify the appointment of BDO, the Board will review its future selection of independent registered public accountants.
Vote Required and Board Recommendation
     The proposal for the shareholders to ratify the selection of BDO as the Company’s independent registered public accounting firm requires the affirmative vote FOR of a majority of the shares present and entitled to vote on the amendment.
     The Board of Directors unanimously recommends that Shareholders vote “FOR” the proposal to ratify the appointment of BDO as the independent auditors for Intermountain for 2006.
COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS
     Section 16(a) of the Securities Exchange Act of 1934 requires that all of our executive officers and directors and all persons who beneficially own more than 10 percent of our common stock file reports with the SEC regarding beneficial ownership of Company stock. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

     Based solely on our review of the copies of the filings which we received for the fiscal year ended December 31, 2005, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) on a timely basis.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     BDO Seidman, LLP, independent registered public accounting firm, performed the audit of our consolidated financial statements, which include our subsidiary Panhandle State Bank, for the year ended December 31, 2005.
Fees Paid to Independent Registered Public Accounting Firm
     The following table sets forth the aggregate fees charged to Intermountain by BDO, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2005 and 2004 fiscal years and for other services rendered during the 2005 and 2004 fiscal years.

	Fiscal	% of	Fiscal	% of
Fee Category	2005	Total	2004	Total
Audit Fees	$181,372	84%	$163,070	85%
Audit-Related Fees	10,580	5%	16,125	8%
Tax Fees	20,465	11%	13,920	7%
All Other Fees	—	—	—	—

Total Fees	$212,417	100%	$193,115	100%

     Audit Fees. Consists of fees billed to Intermountain for professional services rendered by BDO in connection with the audit of our financial statements and review of financial statements included in Intermountain’s Form 10-Q’s and 10-K’s or services by BDO in connection with statutory or regulatory filings or engagements.
     Audit-Related Fees. Consists of fees relating to the audit of the employee benefit plan. Consists of fees paid in 2004 for services performed in relation to the acquisition of Snake River Bancorp, Inc.
     Tax Fees. Consists of fees related to the preparation of Intermountain’s consolidated federal and state tax returns and tax consulting services.
     All Other Fees. There were no other services performed in 2004 or 2005.
     In considering the nature of the services provided by BDO, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BDO and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes Act, as well as the American Institute of Certified Public Accountants.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, compliance services, consulting services and other services. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval to its chairman or one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.
OTHER BUSINESS
     The Board knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are properly presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Shareholder Proposals
     In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than December 1, 2006 and should contain such information as required under the Company’s Bylaws. Such proposals need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after February 14, 2007, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.
Director Nominations
     The Company’s Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Nominating Committee consider a person for inclusion as a director nominee in the Company’s proxy statement for next year’s annual meeting, the Company must receive a recommendation no later than December 1, 2006. In addition, the notice of recommendation must meet all other requirements contained in the Company’s Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company, and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Intermountain stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of stock of Intermountain you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in the Company’s Bylaws.
Copy of Bylaw Provisions
     You may contact the Company’s Corporate Secretary for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.
ANNUAL REPORT TO SHAREHOLDERS
     Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC under the Securities Exchange Act of 1934 for the year ended December 31, 2005, including financial statements. Written requests for the Form 10-K should be addressed to Susan Pleasant, Executive Assistant, P. O. Box 967, Sandpoint, Idaho 83864.

ANNUAL MEETING OF SHAREHOLDERS OF
INTERMOUNTAIN COMMUNITY BANCORP
April 28, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

							FOR	AGAINST	ABSTAIN
1.	ELECT DIRECTORS FOR CLASS TO EXPIRE IN 2009 AND DIRECTOR FOR CLASS TO EXPIRE IN 2007.				2.	RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP as the independent registered public accountants for Intermountain for 2006.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Ford Elsaesser	Expires in 2009
		¡	Curt Hecker	Expires in 2009	3.	WHATEVER OTHER BUSINESS as may properly be brought before the Annual Meeting or any adjournment thereof.
☐	WITHHOLD AUTHORITY	¡	Michael J. Romine	Expires in 2009
	FOR ALL NOMINEES	¡	Jerry Smith	Expires in 2009
		¡	Jim Patrick	Expires in 2007
☐	FOR ALL EXCEPT (See Instructions below)
THIS PROXY CONFERS AUTHORITY TO VOTE “FOR” AND WILL BE VOTED “FOR” THE PROPOSALS LISTED UNLESS AUTHORITY IS WITHHELD, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.

Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0
INTERMOUNTAIN COMMUNITY BANCORP
PROXY
This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints James T. Diehl, Terry L. Merwin and John B. Parker, and each of them (with full power to act alone), my Proxies, with full power of substitution as Proxy, and hereby authorizes Messrs. Diehl, Merwin and Parker to represent and to vote, as designated on the reverse side, all the shares of common stock of Intermountain Community Bancorp held of record by the undersigned on March 10, 2006, at the Annual Meeting of Shareholders to be held on April 28, 2006, or any adjournment of such Annual Meeting.

(Continued and to be signed on the reverse side)

14475